 CREDIT SUISSE ENERGY SUMMITTony EarleyChairman, President and CEO, PG&E CorporationFebruary 24, 2015   Exhibit 99

 *  Safe Harbor Statements  Management's statements and assumptions about PG&E Corporation’s 2015 earnings from operations (including estimates and forecasts of costs, capital expenditures (including capital investments for the proposed electric vehicle program), rates, rate structure, and rate base) are forward-looking statements that reflect management’s judgment and opinions. These statements and assumptions are necessarily subject to various risks and uncertainties, the realization or resolution of which may be outside of management’s control. PG&E Corporation and the Utility are not able to predict all the factors that may affect future results. Some of the factors that could cause actual results to differ materially include: the final outcomes of the pending CPUC investigations and enforcement matters, the federal criminal prosecution of the Utility, and the other investigations that have been or may be commenced relating to the Utility’s compliance with natural gas-related laws and regulations, including the ultimate amount of fines imposed, whether a monitor is appointed to oversee the Utility’s natural gas operations, and the ultimate amount of costs related to the Utility’s natural gas operations that is disallowed or unrecoverable;the timing and outcome of additional regulatory enforcement actions or criminal investigations that may be or have been commenced relating to communications between the Utility and the CPUC and whether such outcomes or investigations negatively affect the final decisions to be issued in the 2015 GT&S rate case, the pending CPUC investigations, or other ratemaking proceedings;whether PG&E Corporation and the Utility are able to repair the harm to their reputations caused by negative publicity about the San Bruno accident, the criminal prosecution, the citations issued by the SED against the Utility under the CPUC’s gas safety citation program, the state and federal investigations, the CPUC’s restrictions on the Utility’s communications with the CPUC, and the Utility’s ongoing work to remove encroachments from transmission pipeline rights-of-way;the amount and timing of additional common stock and debt issuances by PG&E Corporation;the ability of PG&E Corporation and the Utility to access capital markets and other sources of debt and equity financing in a timely manner on acceptable terms;changes in credit ratings that could result in increased borrowing costs especially if PG&E Corporation or the Utility were to lose its investment grade credit ratings;whether the ultimate outcome of investigations and enforcement proceedings affects the Utility’s ability to make distributions to PG&E Corporation, and, in turn, PG&E Corporation’s ability to pay dividends;the occurrence of events, including cyber-attacks, that cause unplanned outages, reduce generating output, disrupt service to customers, damage property owned by the Utility or third parties, subject the Utility to claims by third parties, or result in the imposition of civil, criminal, or regulatory penalties on the Utility;the impact of changes in GAAP, standards, rules, or policies, including those related to regulatory accounting, and the impact of changes in their interpretation or application; andthe other factors disclosed in PG&E Corporation’s and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2014.This presentation is not complete without the accompanying statements made by management during the webcast presentation held on February 24, 2015. This presentation was attached to PG&E Corporation’s Current Report on Form 8-K that was furnished to the Securities and Exchange Commission on February 23, 2015 and, along with the replay of the webcast presentation, is also available on PG&E Corporation’s website at www.pge-corp.com.

 *  Key Focus Areas  Execute critical gas work Complete regulatory and legal proceedingsas soon as possible  Rigorous multi-year planning Drive continuous improvement Build best-in-class compliance program  Strengthen local presence Engage in public policy development   Resolve gas issues   Position company for success   Partner effectively

2014 Operational Accomplishments

Safety

- PAS-55 and ISO-55001 safety certifications from Lloyd's Register
- Gas emergency call response time average < 20 minutes
- Tested, or validated through records, 190 miles of pipeline
- Completed system-wide cast iron distribution pipe replacement program

Reliability

- Record-setting electric reliability (SAIDI) for 6th straight year
- Fewest outages in history
- Exceptional emergency response to Napa earthquake and December storms
- Opened first of three consolidated electric distribution control centers

Green Power

- More than half of PG&E's energy supply is GHG free
- ~27% of power came from qualified renewable resources

2014 Customer Satisfaction score highest since 2009

4

*  PG&E’s Vision: The Grid of ThingsTM  The Grid of ThingsTM the always there, always on platform that enables all the products and services customers need to engage with and use energy

 *  * EPRI, R.L. Polk Data, Dec. 2014  PG&E Service Area Today *~60,000 EVs registered (45% of CA market, 20% of US market)Averaging over 2,200 new EV registrations each month~70% of PG&E’s EVs are clustered in 5 Bay Area counties  To help reach California’s 2025 EV goals, we need 600,000 EVs in PG&E’s service territory  Requires more than doubling current adoption rate  Active utility involvement alongside EV stakeholders is critical to meet state goals  Electric Vehicles: PG&E Service Area and California

 *  Utility pad transformer  Customer utility panel  Charger  Plug-in electric vehicle   EV Charger Equipment*  EV Service Connection EV Supply Infrastructure  Meter   PG&E builds new EV distribution service connection  PG&E provides turnkey infrastructure installation and maintenance, including charger equipment  Third party managesPG&E charger maintenance and billing transactions  Drivers pay for each charge event via third party network   *PG&E’s EV Program platform enables future smart charging to support renewable integration and drive grid benefits  PG&E’s Electric Vehicle Charging Application  CPUC Docket: A.15-02-009

 *  Residential Rate Structure Reform  Current Rates: $/kWh  Tier 1  Tier 3  Tier 4  Tier 2  $0.15  $0.18  $0.26  $0.32  PG&E Proposed Changes  PG&E Proposed Changes  PG&E Proposed Changes  PG&E Proposed Changes  PG&E Proposed Changes  Objectives  2015  2016  2017  2018  Fewer tiers  Reduce from 4 to 3 tiers  Retain 3 tiers  Retain 3 tiers  Reduce to 2 tiers with a 1.2:1 tier price ratio  Monthly service charge  $5  $10  $10 + inflation  $10 + inflation  CARE* discount  ~44%  ~41%  ~38%  ~35%   * California Alternate Rates for Energy (“CARE”) for income-qualifying customers